Exhibit 99.1

GOOGLE ANNOUNCES FIRST QUARTER 2006 RESULTS

MOUNTAIN VIEW, Calif. – April 20, 2006 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2006.

“Google had an exceptional quarter with strong growth and profitability, from both Google properties and the network,” said Eric Schmidt, CEO of Google. “We are driving this growth through investments in our infrastructure and our people, product innovations that attract new users, and relationships with advertisers and partners around the world. The strength of our business model gives us the opportunity to invest in our business, allowing us to maintain and grow our market leadership.”

Q1 Financial Summary

Google reported revenues of $2.25 billion for the quarter ended March 31, 2006, an increase of 79% compared to the first quarter of 2005 and an increase of 17% compared to the fourth quarter of 2005. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the first quarter of 2006, TAC totaled $723 million, or 32% of advertising revenues. Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below and reconciled to the corresponding GAAP measure in the section below titled “About non-GAAP financial measures.”

•	GAAP operating income for the first quarter of 2006 was $743 million, or 33% of revenues. This compares to GAAP operating income of $570 million, or 30% of revenues, in the fourth quarter of 2005. Non-GAAP operating income in the first quarter was $887 million, or 39% of revenues. This compares to non-GAAP operating income of $718 million, or 37% of revenues, in the fourth quarter.

•	GAAP net income for the first quarter was $592 million as compared to $372 million in the fourth quarter. Non-GAAP net income was $697 million, compared to $469 million in the fourth quarter.

•	GAAP EPS for the first quarter was $1.95 on 304 million diluted shares outstanding, compared to $1.22 for the fourth quarter, on 304 million diluted shares outstanding. Non-GAAP EPS was $2.29, compared to $1.54 in the fourth quarter.

•	Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS in the first quarter of 2006 are computed net of certain material items: stock-based compensation (SBC) and estimated plaintiffs’ attorneys’ fees related to the proposed settlement of the Lane’s Gift class action lawsuit. In the first quarter, the charge related to stock-based compensation was $115 million as compared to $58 million in the fourth quarter of 2005, which was also excluded from non-GAAP calculations. Plaintiffs’ attorneys’ fees related to the proposed Lane’s Gift class-action lawsuit settlement are estimated to be $30 million. In the fourth quarter of 2005, the contribution to the Google Foundation of $90 million was excluded from the calculation of non-GAAP operating income, non-GAAP net income and non-GAAP EPS. Tax benefits related to SBC charges, the estimated plaintiffs’ attorneys’ fees and the contribution to the Google Foundation have been excluded from non-GAAP calculations. The tax benefit related to SBC was $27 million in the first quarter and $14 million in the fourth quarter. The tax benefit related to the estimated plaintiffs’ attorneys’ fees in the first quarter was $12 million. The tax benefit related to the contribution to the Google Foundation in the fourth quarter was $37 million. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

Q1 Financial Highlights

Revenues – Google reported revenues of $2.25 billion for the quarter ended March 31, 2006, representing a 79% increase over first quarter 2005 revenues of $1.26 billion, and a 17% increase over fourth quarter 2005 revenues of $1.92 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC.

Google Sites Revenues - Google-owned sites generated revenues of $1.30 billion, or 58% of total revenues. This represents a 97% increase over first quarter 2005 revenues of $657 million and an 18% increase over fourth quarter 2005 revenues of $1.10 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $928 million, or 41% of total revenues. This is a 59% increase over network revenues of $584 million generated in the first quarter of 2005 and a 16% increase over fourth quarter 2005 revenues of $799 million.

International Revenues - Revenues from outside of the United States contributed 42% of total revenues, compared to 38% in the fourth quarter of 2005 and 39% in the first quarter of 2005. Foreign exchange rates had an immaterial impact on sequential international revenue growth. Had foreign exchange rates remained constant from the first quarter of 2005 through the first quarter of 2006, our international revenues would have been $65 million higher.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $723 million in the first quarter. This compares to TAC of $629 million in the fourth quarter. TAC as a percentage of advertising revenues decreased to 32% in the first quarter from 33% in the fourth quarter.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, including depreciation expense, as well as credit card processing charges, increased to $181 million, or 8% of revenues, in the first quarter, compared to $148 million, or 8% of revenues, in the fourth quarter. Other cost of revenues also included stock-based compensation of $2 million in both the first quarter of 2006 and the fourth quarter of 2005.

Operating Expenses - Operating expenses, other than costs of revenues, were $607 million in the first quarter. Operating expenses included $284 million in headcount-related and facilities expenses, $112 million in stock-based compensation, and $50 million in advertising and promotional expenses, of which $25 million was related to distribution deals. In addition, stock-based compensation and estimated plaintiffs’ attorneys’ fees related to the Lane’s Gift class-action lawsuit of $30 million are included in operating expenses, but excluded from non-GAAP calculations.

Stock-Based Compensation – In accordance with a new accounting rule, FASB Staff Accounting Bulletin No. 107, stock-based compensation is no longer presented as a separate line on our income statement. The stock-based compensation is now presented in the same lines as cash compensation paid to the same individuals. Stock-based compensation recognized in prior periods has been reclassed to conform with the presentation in the current period. In the first quarter, the charge related to stock-based compensation was $115 million as compared to $58 million in the fourth quarter. The increase in stock-based compensation was primarily related to the adoption of FAS 123R related to stock-based options expensing.

For the full year, we expect stock-based compensation charges for grants to employees prior to April 1, 2006 to be $370 million. This does not include expenses to be recognized over the remainder of the year related to employee stock awards that are granted after April 1, 2006 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be approximately 1% to 1.5% per year.

Operating Income - GAAP operating income in the first quarter was $743 million, or 33% of revenues. This compares to GAAP operating income of $570 million, or 30% of revenues, in the fourth quarter. GAAP operating income includes stock-based compensation, the estimated plaintiffs’ attorneys’ fees related to the proposed settlement of the Lane’s Gift lawsuit of $30 million in the first quarter, and the contribution of $90 million to the Google Foundation in the fourth quarter. Non-GAAP operating income in the first quarter was $887 million, or 39% of revenues. This compares to non-GAAP operating income of $718 million, or 37% of revenues, in the fourth quarter.

Net Income – GAAP net income for the first quarter was $592 million as compared to $372 million in the fourth quarter. Non-GAAP net income was $697 million, compared to $469 million in the fourth quarter. GAAP EPS for the first quarter was $1.95 on 304 million diluted shares outstanding, compared to $1.22 for the fourth quarter, on 304 million diluted shares outstanding. Non-GAAP EPS was $2.29, compared to $1.54 in the fourth quarter.

The share count of 304 million is as of March 31 and does not include 5.3 million shares issued in the offering completed early in the second quarter. The additional shares will be reflected in the second quarter 2006 share calculations and in subsequent quarters.

Income Taxes – Our effective tax rate for the first quarter was 27%. We expect our effective tax rate for 2006 to be approximately 30%.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the first quarter totaled $825 million as compared to $658 million for the fourth quarter. In the first quarter of 2006, capital expenditures were $345 million. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter we generated $480 million in free cash flow.

We expect that the growth rate in capital expenditures in 2006 will be substantially greater than the revenue growth rate for the year. We expect the majority of investment to be focused on IT infrastructure including servers, networking equipment, and data centers, as well as real estate and campus facilities.

In accordance with FAS 123R, excess tax benefits related to stock-based compensation, which totaled $77 million in the first quarter, are now classified as cash flow from financing activities, rather than as a cash flow from operating activities. This requirement will reduce the amounts we record as net cash provided by operating activities and free cash flow, and will increase the amount we record as net cash provided by financing activities. Total cash flow will remain unchanged from what would have been reported under prior accounting rules.

Reconciliations of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, are included at the end of this release.

Cash – As of March 31, 2006, cash, cash equivalents, and marketable securities were $8.43 billion. This balance does not reflect the additional $2.07 billion raised in the offering that closed in early April.

We also completed the investment of $1 billion in AOL in early April, and the balance of $8.43 billion does not reflect the impact of the cash investment.

On a worldwide basis, Google employed 6,790 full-time employees as of March 31, 2006, up from 5,680 full time employees as of December 31, 2005.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s first quarter 2006 earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) through midnight Thursday, April 27, 2006 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 5907541.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to our plans to invest in our business, our expected stock-based compensation, the expected dilution related to equity grants to our employees, our anticipated effective tax rate for 2006, and planned capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our international operations, our hiring patterns, the amount of stock-based compensation we issue to our service providers, the mix of our US revenue as compared to our non-US revenue, the uncertain and complex nature of tax forecasting, the fact that we may have exposure to greater than expected tax liabilities, and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Factors That Could Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” in our report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, which will be filed with the SEC in the second quarter of 2006. All information provided in this release and in the attachments is as of April 20, 2006, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP operating income, non-GAAP net income, non-GAAP operating margins, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

Google’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Google’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical performance and liquidity and our competitors’ operating results. Google believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Google has computed its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contact:	Investor Contact:

Jon Murchinson, 650-253-4437	Maria Shim, 650-253-7663
jonm@google.com	marias@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$3,877,174	$2,935,179
Marketable securities	4,157,073	5,493,849
Accounts receivable, net of allowance	687,976	844,378
Deferred income taxes, net	49,341	26,317
Prepaid revenue share, expenses and other assets	229,507	256,234

Total current assets	9,001,071	9,555,957
Property and equipment, net	961,749	1,209,681
Goodwill	194,900	318,806
Intangible assets, net	82,783	160,573
Prepaid revenue share, expenses and other assets, non-current	31,310	49,853

Total assets	$10,271,813	$11,294,870

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$115,575	$145,911
Accrued compensation and benefits	198,788	118,395
Accrued expenses and other current liabilities	114,377	156,784
Accrued revenue share	215,771	267,202
Deferred revenue	73,099	80,172
Income taxes payable	27,774	211,560

Total current liabilities	745,384	980,024

Deferred revenue, long-term	10,468	17,123
Liabilities for stock option exercised early, long-term	2,083	1,368
Deferred income taxes, net	35,419	—
Other long-term liabilities	59,502	53,087

Stockholders’ equity:
Common stock	293	295
Additional paid-in capital	7,477,792	7,605,177
Deferred stock-based compensation	(119,015)	—
Accumulated other comprehensive income	4,019	(10,363)
Retained earnings	2,055,868	2,648,159

Total stockholders’ equity	9,418,957	10,243,268

Total liabilities and stockholders’ equity	$10,271,813	$11,294,870

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2006
Revenues	$1,256,516	$2,253,755

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $1,573 and $2,283)*	546,781	904,119
Research and development (including stock-based compensation expense of $29,299 and $73,086)*	108,711	246,599
Sales and marketing (including stock-based compensation expense of $6,536 and $15,929)*	89,488	190,943
General and administrative (including stock-based compensation expense of $11,500 and $23,366)*	68,766	169,395

Total costs and expenses	813,746	1,511,056

Income from operations	442,770	742,699
Interest income and other, net	13,686	67,919

Income before income taxes	456,456	810,618
Provision for income taxes	87,263	218,327

Net income	$369,193	$592,291

Net income per share - basic	$1.39	$2.02

Net income per share - diluted	$1.29	$1.95

Shares used in per share calculation - basic	266,106	293,896

Shares used in per share calculation - diluted	286,612	304,123

*	Stock-based compensation recognized in the three months ended March 31, 2005 has been reclassed to this expense line to conform with the presentation in the three months ended March 31, 2006.

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2005	2006
Operating activities
Net income	$369,193	$592,291
Adjustments:
Depreciation and amortization of property and equipment	46,478	95,868
Amortization of intangibles and warrants	9,715	15,290
In-process research and development	—	4,000
Stock-based compensation	48,908	114,664
Excess tax benefits from stock-based award activity	77,377	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(60,069)	(155,221)
Income taxes, net	6,044	139,242
Prepaid revenue shares, expenses and other assets	(29,571)	(26,525)
Accounts payable	42,694	30,232
Accrued expenses and other liabilities	(17,767)	(39,295)
Accrued revenue share	32,085	51,216
Deferred revenue	4,535	3,042

Net cash provided by operating activities	529,622	824,804

Investing activities
Purchases of property and equipment	(142,391)	(344,938)
Purchases of marketable securities	(1,160,160)	(13,111,471)
Maturities and sales of marketable securities	835,223	11,755,756
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(5,000)	(187,964)

Net cash used in investing activities	(472,328)	(1,888,617)

Financing activities
Proceeds from exercise of stock options, net	4,097	42,611
Excess tax benefits from stock-based award activity	—	77,285
Payments of principal on capital leases and equipment loans	(592)	—

Net cash provided by financing activities	3,505	119,896

Effect of exchange rate changes on cash and cash equivalents	(5,100)	1,922

Net increase (decrease) in cash and cash equivalents	55,699	(941,995)
Cash and cash equivalents at beginning of year	426,873	3,877,174

Cash and cash equivalents at end of period	$482,572	$2,935,179

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands):

	Three months ended December 31, 2005						Three months ended March 31, 2006
	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
			58,154	(a)					114,664	(c)
			90,000	(b)					30,000	(d)
Income from operations	$569,640	29.7%	$148,154		$717,794	37.4%	$742,699	33.0%	$144,664		$887,363	39.4%

			58,154	(a)					114,664	(c)
			90,000	(b)					30,000	(d)
			(13,881)	(e)					(27,444)	(e)
			(37,026)	(e)					(12,342)	(e)

Net income	$372,208		$97,247		$469,455		$592,291		$104,878		$697,169

Net income per share - diluted	$1.22				$1.54		$1.95				$2.29

Shares used in per share calculation - diluted	303,972				303,972		304,123				304,123

(a)	To eliminate $58.2 million of stock-based compensation charges recorded in the fourth quarter of 2005.
(b)	To eliminate $90.0 million of charitable contribution to Google Foundation recorded in the fourth quarter of 2005.
(c)	To eliminate $114.7 million of stock-based compensation charges recorded in the first quarter of 2006.
(d)	To eliminate $30.0 million of estimated plaintiffs’ attorneys’ fees recorded in the first quarter of 2006 related to the proposed settlement of the Lane’s Gift class action lawsuit.
(e)	To eliminate income tax effects related to charges noted in (a), (b), (c) and (d).

Reconciliation from net cash provided by operating activities (1) to free cash flow (in thousands):

	Three months ended March 31, 2005	Three months ended December 31, 2005	Three months ended March 31, 2006
Net cash provided by operating activities	$529,622	$658,434	$824,804
Less purchases of property and equipment	(142,391)	(245,831)	(344,938)

Free cash flow	$387,231	$412,603	$479,866

(1)	Excess tax benefits related to stock-based award activity of $77,377 and $162,024 were included in net cash provided by operating activities in the first and the fourth quarters of 2005. Excess tax benefits related to stock-based award activity of $77,285 were excluded from net cash provided by operating activities in the first quarter of 2006 as a result of our adoption of SFAS 123R, “Shared-based Payment” on January 1, 2006; these amounts are now included in net cash provided by financing activities.